Exhibit (b)(4)

                        SCUDDER U.S. TREASURY MONEY FUND

         On February 7, 2000, the Board of Trustees of Scudder U.S. Treasury Money Fund adopted the following amending the By-Laws of the trust to read as follows:

                  RESOLVED, that the second sentence of Article III, Section 1 of each Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are [struckout]):
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                  The holders of a [majority] one-third of outstanding Shares
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                  present in person or by proxy shall constitute a quorum at any meeting of the Shareholders.

                  FURTHER RESOLVED, that the first sentence of Article III,
                  Section 2 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are
                                         ----------
                  [struckout]):

                  Notice of all meetings of Shareholders, stating the time, place and purpose of the meeting, shall be given by the Trustees by mail to each Shareholder at his address as recorded on the register of the Trust mailed at least ten (10) days and not more than [sixty (60)] ninety (90) days before
                                                      ----------
                  the meeting.

                  FURTHER RESOLVED, that Article III, Section 3 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are [struckout]):
                  ----------

                  For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participation any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding thirty (30) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than [sixty (60) days] ninety (90) days prior to the date of any
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                  meeting of Shareholders or distribution or other action as a record date for the determinations of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the Declaration.

                  FURTHER RESOLVED, that Article III, Section 7 of each Fund's By-Laws shall be added and read as follows:

                  Section 7. Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.